Exhibit 99.1
Warren Ligan or Cindy Klimstra
Investor Relations
+1.408.576.7722
investor_relations@flextronics.com
Renee Brotherton
Vice President, Corporate Communications
+1.408.576.7189
renee.brotherton@flextronics.com

FLEXTRONICS ANNOUNCES RESTRUCTURING PLANS
Expects Cash Savings Ranging From $230 million to $260 Million Annually
Singapore, March 10, 2009 — Flextronics (NASDAQ: FLEX) today announced restructuring plans which are intended to rationalize the Company’s global manufacturing capacity and infrastructure as a result of the current macroeconomic conditions and decline in demand from its OEM customers. The current global economic crisis and related decline in demand for its customers’ products across all of the industries served has caused its OEM customers to reduce their manufacturing and supply chain outsourcing, ultimately impacting the Company’s capacity utilization levels. Flextronics’s restructuring activities are intended to improve its operational efficiencies by reducing excess workforce and capacity. Additionally, the cost reductions and other activities will result in a further shift of manufacturing capacity to locations at the Company with higher efficiencies and, in most instances, lower costs.
The costs associated with these restructuring activities include employee severance, costs related to owned and leased facilities and equipment that is no longer in use and is to be disposed of, and other costs associated with the exit of certain contractual arrangements due to facility closures. The exact timing of these charges and cash outflows, as well as the estimated cost ranges by category type, have not been finalized. Additionally, the amount and timing of the actual charges may vary due to several factors such as required consultation with the Company’s employees and their representatives and the compliance with statutory severance requirements in certain jurisdictions.
Flextronics expects to recognize between $220 million and $250 million in pre-tax restructuring and impairment costs over the course of the Company’s fiscal years 2009 and 2010. Approximately $190 million to $210 million of these costs are expected to be recorded in the Company’s operating results for the fiscal year ending March 31, 2009. Flextronics expects that a significant portion of the total restructuring costs will be related to employee benefit and severance arrangements. The charges related to the restructuring activities, excluding asset impairment charges, are expected to result in cash expenditures between $130 million and $150 million that will be payable primarily during fiscal year 2010.
Additionally, Flextronics anticipates that upon the completion of these restructuring activities, the potential savings in cost of goods sold achieved through lower depreciation, reduced employee expenses, reduced operating costs and improved operational efficiencies, as well as reduced selling, general and administrative operating expenses will yield annualized savings ranging from $230 million to $260 million.
The Company will file a Form 8-K with the SEC today containing additional information.

About Flextronics
Headquartered in Singapore (Singapore Reg. No. 199002645H), Flextronics is a leading Electronics Manufacturing Services (EMS) provider focused on delivering complete design, engineering and manufacturing services to automotive, computing, consumer digital, industrial, infrastructure, medical and mobile OEMs. Flextronics helps customers design, build, ship, and service electronics products through a network of facilities in 30 countries on four continents. This global presence provides design and engineering solutions that are combined with core electronics manufacturing and logistics services, and vertically integrated with components technologies, to optimize customer operations by lowering costs and reducing time to market. For more information, please visit www.flextronics.com.
Safe Harbor Statement
This report contains forward-looking statements, including those regarding the expected nature, timing, reductions, objectives, expected cost savings, and charges associated with the Company’s restructuring actions. All forward-looking statements are based on management’s estimates, projections and assumptions as of the date hereof and include the assumptions that underlie such statements. These statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including but not limited to: uncertain global and economic market conditions; the Company’s ability to implement the actions as planned; retention of key employees; changes in the Company’s business requirements; the possibility that benefits of the actions may not materialize as expected. Additional information concerning these and other risks is described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our reports on Form 10-K, 10-Q and 8-K that we file with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to revise or update any forward-looking statements.
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